Exhibit 99.1

Ligand Announces Fourth Quarter and Full Year 2009 Consolidated Financial Results

Conference Call and Webcast Begins 9:00 a.m. Eastern Time Today

SAN DIEGO--(BUSINESS WIRE)--February 9, 2010--Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced financial results for the three and 12 months ended December 31, 2009, and reviewed business highlights of the fourth quarter of 2009 and early 2010.

“2009 was an exceptional year for Ligand with many scientific, business and financial accomplishments. The year culminated with positive Phase Ia trial data for our SARM program, our partners receiving European approvals for Fablyn® and Conbriza™ (Viviant), milestone payments from fully-funded collaborations with GlaxoSmithKline, Merck and Pfizer and the acquisitions of Neurogen and Metabasis,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals.

“Ligand has assembled an unparalleled partnership portfolio of 33 externally-funded programs with the potential to earn significant revenues. We are simultaneously advancing our internal pipeline toward additional news events and possible out-licensing opportunities in 2010,” added Higgins.

Fourth Quarter Results

Total revenues from continuing operations for the three months ended December 31, 2009 were $14.0 million, compared with $12.4 million for the same period in 2008. The increase is primarily due to $9.2 million in collaboration revenues resulting from agreements acquired in connection with Ligand’s acquisition of Pharmacopeia, Inc. in December 2008, partially offset by a $4.0 million decrease in milestone revenues and a $3.6 million decrease in royalty revenues due to the change in the contractual royalty rate on AVINZA® that became effective in the fourth quarter of 2008.

Operating costs and expenses from continuing operations in the fourth quarter of 2009 were $13.1 million, compared with $86.3 million in the fourth quarter of 2008, which included a $72.0 million write-off of acquired in-process research and development in connection with the acquisition of Pharmacopeia. Excluding the write-off of acquired in-process research and development, operating costs and expenses were $14.3 million in the fourth quarter of 2008. Research and development expenses decreased by $1.0 million for the fourth quarter of 2009, compared with the same period in 2008, primarily due to lower costs associated with clinical trials. General and administrative expenses decreased by $0.2 million, compared with the same period in 2008, primarily due to lower headcount-related costs.

Income from continuing operations in the fourth quarter of 2009 was $1.0 million, or $0.01 per share, compared with a loss from continuing operations of $73.7 million, or $0.76 per share, in the fourth quarter of 2008. Income from discontinued operations in the fourth quarter of 2009 was $2.0 million, or $0.02 per share, compared with $4.1 million, or $0.04 per share, in the fourth quarter of 2008.

Net income in the fourth quarter of 2009 was $3.0 million, or $0.03 per share, compared with a net loss of $69.6 million, or $0.72 per share, for the same period in 2008. Excluding $72.0 million of write-off of acquired in-process research and development, net income in the fourth quarter of 2008 was $2.4 million, or $0.02 per share.

As of December 31, 2009, Ligand had cash, cash equivalents, short-term investments and restricted investments of $54.7 million.

Full-Year Results

Total revenues for the year ended December 31, 2009 were $38.9 million, compared with $27.3 million in 2008. Operating costs and expenses for the year ended December 31, 2009, including $15.2 million of lease termination costs, were $70.8 million, compared with operating costs and expenses of $126.6 million, including $72.0 million of write-off of acquired in-process research and development, in 2008. Excluding lease termination and write-off charges, expenses were $55.1 million in 2009 compared with $54.6 million in 2008. The slight increase in annual expenses was primarily due to additional costs incurred to service our collaboration agreements offset by lower expenses associated with our internal programs and reduced legal expenses. The net loss for the year ended December 31, 2009 was $1.9 million, or $0.02 per share, compared with a net loss of $98.1 million, or $1.03 per share in 2008.

Select Program Highlights and Outlook

The following is a summary of key programs with status highlights and outlook for 2010.

Promacta – GlaxoSmithKline

  Recommended for European approval for ITP in December 2009, projected European launch in 2010
  NDA filed in Japan for ITP in September 2009
  Two Phase III hepatitis C trials recently completed full enrollment
  Ligand currently earning royalties from U.S. product sales

CXCR2 (SCH 527123) – Merck

  Phase IIa trials for COPD and asthma completed
  Two 500-patient Phase IIb trials recently initiated for COPD and asthma
  Ligand eligible to earn milestone payments and royalties

p38 (BMS-582949) – Bristol Myers Squibb

  Phase II Proof of Concept trial for rheumatoid arthritis completed
  Phase II trial for atherosclerosis is ongoing
  Ligand eligible to earn milestone payments and royalties

Acadesine Program – PeriCor/Merck

  Ongoing 7,500 patient Phase III trial for Coronary Artery Bypass Graft (CABG)
  Trial projected to be completed second half 2010
  Ligand eligible for royalties

Beta-Secretase – Merck

  Phase I single dose administration showed a 58% reduction in A-Beta Peptide in the cerebral/spinal fluid; Phase I rising dose trial ongoing for Alzheimer’s disease
  Phase II trial projected to begin in 2010
  Ligand eligible to earn milestone payments and royalties

JAK-3 Program for Inflammatory Disease – Pfizer

  Pfizer extended research collaboration with Ligand by one year
  To date, Ligand has earned over $15 million in research payments
  Ligand eligible to earn milestone payments and royalties

GlaxoSmithKline Collaboration

  Eight compounds nominated to date with two compounds nominated in 2009
  Potential for achieving milestones in 2010 for advancing a lead drug candidate
  Ligand eligible to earn milestone payments and royalties

Organon/Schering-Plough Research Collaboration

  $4 million in milestones recently paid for certain undisclosed research programs
  Research phase of the collaboration ended December 2009
  Ligand eligible to earn additional milestone payments and royalties

SARM Program

  Successful completion of Phase Ia trial in 2009
  Initiation of Phase I multi-dose trial for SARM in February 2010
  Completion and data for Phase Ib trial targeted for third quarter of 2010
  Objective to seek partnership following Phase I trial completion

Metabasis and Neurogen acquisitions closed giving Ligand:

  Collaborations with Roche (hepatitis C) and Merck (pain)
  Research programs for diabetes, hyperlipidemia and Alzheimer’s disease
  Cash and other assets

2010 Financial Outlook

For 2010, Ligand currently estimates total revenues of approximately $30 million, generally comprised of royalties, milestone payments, research payments and $6 million of non-cash deferred revenue. This revenue outlook does not include revenue from new licensing deals for the company’s lead research programs. Ligand currently projects operating expenses of approximately $35 million, including $2 million of accretion of deferred gain on sale leaseback and $7 million of non-cash depreciation and stock-based compensation expense.

Webcast and Conference Call

Ligand’s President and Chief Executive Officer, John L. Higgins, will present fourth quarter financial results and provide a business update at the BIO CEO & Investor Conference today at 9:00 a.m. Eastern time (6:00 a.m. Pacific time). The conference takes place at the Waldorf-Astoria Hotel in New York City. A live webcast of the presentation will be available on Ligand’s website www.ligand.com. To access the presentation via telephone please dial (877) 407-4019, passcode: Ligand.

A replay of the presentation will be archived for 30 days on www.ligand.com and via telephone at (877) 660-6853, Account: 361# passcode: 343412.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, frailty, , inflammatory diseases, anemia, asthma, rheumatoid arthritis and osteoporosis. Ligand's proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world's largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Merck, Pfizer, Roche, Celgene, and Cephalon and more than 30 molecules are in various stages of development by its partners.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not receive expected royalties on AVINZA from King Pharmaceuticals, PROMACTA from GSK or any other partnered products or from research and development milestones, and we may not be able to timely or successfully advance any product(s) in Ligand's pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2010, that Ligand will deliver strong cash flow over the long term, that Ligand will realize the expected benefits of the acquisitions of Neurogen and Metabasis, that Ligand's 2010 revenues will be driven by royalty payments related to AVINZA and PROMACTA sales, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines and may be subject to future tax liabilities which are larger than the provision for income taxes reflected in Ligand’s 2009 year-end financial statements. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Royalties	$1,811	$5,389	$8,334	$20,315
Collaborative research and development and other revenues	12,163	7,000	30,606	7,000
Total revenues	13,974	12,389	38,940	27,315
Operating costs and expenses:
Research and development	10,127	11,063	39,870	30,770
General and administrative	3,021	3,206	15,211	23,785
Lease termination costs	—	—	15,235	—
Write-off of acquired in-process research and development	—	72,000	442	72,000
Total operating costs and expenses	13,148	86,269	70,758	126,555
Accretion of deferred gain on sale leaseback	(425)	(491)	(21,851)	(1,964)
Gain (loss) from operations	1,251	(73,389)	(9,967)	(97,276)
Other income (loss)	(220)	(575)	95	(239)
Gain (loss) before income taxes	1,031	(73,964)	(9,872)	(97,515)
Income tax (expense) benefit	—	234	—	55
Income (loss) from continuing operations	1,031	(73,730)	(9,872)	(97,460)
Discontinued operations:
Gain on sale of AVINZA Product Line before income taxes	95	2,297	5,434	9,584
Gain (loss) on sale of Oncology Product Line before income taxes	372	1,939	955	(10,630)
Income tax benefit (expense) on discontinued operations	1,535	(133)	1,535	392
Discontinued operations	2,002	4,103	7,924	(654)
Net income (loss)	$3,033	$(69,627)	$(1,948)	$(98,114)

Basic and diluted per share amounts:
Loss from continuing operations	$0.01	$(0.76)	$(0.09)	$(1.02)
Discontinued operations	0.02	0.04	0.07	(0.01)
Net income (loss)	$0.03	$(0.72)	$(0.02)	$(1.03)
Weighted average number of common shares - basic	113,382	96,841	113,177	95,505
Weighted average number of common shares - diluted	113,510	96,841	113,177	95,505

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	December 31, 2009	December 31, 2008

Assets
Current assets:
Cash, cash equivalents and short-term investments	$53,232	$80,671
Other current assets	5,152	2,300
Current portion of co-promote termination payments receivable	9,782	10,958
Total current assets	68,166	93,929

Restricted investments	1,462	1,341
Property and equipment, net	8,522	12,903
Goodwill and other identifiable intangible assets	2,515	5,375
Long-term portion of co-promote termination payments receivable	30,993	47,524
Restricted cash - indemnity account	—	10,232
Other assets	2,041	144
Total assets	$113,699	$171,448

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$35,577	$35,972
Allowance for loss on returns, rebates and chargebacks	31	9,590
Current portion of deferred gain	1,702	1,964
Current portion of deferred revenue	4,989	10,301
Current portion of co-promote termination liability	9,782	10,958
Current portion of equipment financing obligations	91	1,829
Total current liabilities	52,172	70,614

Long-term portion of co-promote termination liability	30,993	47,524
Long-term portion of deferred gain	1,702	23,292
Long-term portion of deferred revenue	3,495	16,819
Other long-term liabilities	13,249	11,219
Total liabilities	101,611	169,468

Common stock subject to conditional redemption	8,344	12,345
Stockholders' equity	3,744	(10,365)
Total liabilities and stockholders' equity	$113,699	$171,448

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
(858) 550-7896
or
Lippert/Heilshorn & Associates, Inc.
Don Markley
(310) 691-7100
dmarkley@lhai.com